Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

For more information, contact:
Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	John Daggett
Vice President, Communications
920.233.9247

OSHKOSH CORPORATION REPORTS FISCAL 2013

FIRST QUARTER RESULTS

Operating Income Margins Improved in All Non-Defense
Segments in First Quarter

Raises Fiscal 2013 Adjusted EPS Estimate Range to $2.80 to $3.05

OSHKOSH, WI – (January 25, 2013) – Oshkosh Corporation (NYSE: OSK) today reported fiscal 2013 first quarter net income of $46.2 million, or $0.51 per diluted share, compared to $38.9 million, or $0.43 per diluted share, in the first quarter of fiscal 2012. Fiscal 2013 first quarter net income, adjusted for items discussed in the following paragraph1, was $55.1 million, or $0.60 per diluted share, compared to $34.6 million, or $0.39 per diluted share, in the first quarter of fiscal 2012. All results are for continuing operations attributable to Oshkosh Corporation, unless stated otherwise.

Adjusted results for the first quarter of fiscal 2013 excluded: pre-tax costs of $16.3 million incurred in connection with a tender offer for the Company’s common stock and threatened proxy contest; pre-tax charges of $0.9 million associated with the curtailment of a pension plan; favorable pre-tax adjustments to restructuring charges of $0.3 million associated with the Company’s plan to exit its ambulance business; and discrete income tax benefits of $1.9 million. Adjusted results for the first quarter of fiscal 2012 excluded: pre-tax costs incurred in connection with a proxy contest of $2.8 million; pre-tax restructuring related charges of $1.0 million, primarily associated with inefficiencies related to the transition of production of ambulances to the Company’s facilities in Florida; and discrete income tax benefits of $6.7 million.

1 This press release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide a more meaningful comparison of its underlying operating performance. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release.

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Oshkosh Corporation Reports Results for Fiscal 2013 First Quarter

January 25, 2013

Consolidated net sales in the first quarter of fiscal 2013 were $1.76 billion, a decrease of 6.1 percent compared to the prior year first quarter due to a decline in defense segment sales. Sales to external customers increased in all non-defense segments.

Consolidated operating income in the first quarter of fiscal 2013 was $80.8 million, or 4.6 percent of sales, compared to $75.4 million, or 4.0 percent of sales, in the prior year first quarter. Adjusted consolidated operating income in the first quarter of fiscal 2013 was $97.7 million, or 5.6 percent of sales, compared to $79.2 million, or 4.2 percent of sales, in the prior year first quarter. The increase in operating income in the first quarter of fiscal 2013 was largely attributable to higher sales and improved performance in the Company’s access equipment and fire & emergency segments.

“We started the year strong with results that exceeded our expectations as we continued to execute our MOVE strategy,” said Charlie Szews, chief executive officer of Oshkosh Corporation. “MOVE provides a clear roadmap and targets for delivering shareholder value, and the Oshkosh team is working diligently to deliver against that roadmap.

“Each of our non-defense segments improved its operating income margins compared to the prior year quarter, favorably positioning our company to deliver on our long-range goals. Our strong first quarter performance and other positive developments, give us confidence to raise our full-year outlook for adjusted diluted earnings per share to a range of $2.80 to $3.05.

“I am also pleased to announce that, as part of a previously announced plan to repurchase up to $300 million of our common stock over a 12 to 18 month period, we repurchased approximately 4.25 million shares of Oshkosh Corporation common stock in the quarter at an aggregate cost of $125 million,” added Szews.

Factors affecting first quarter results for the Company’s business segments included:

Access Equipment – Access equipment segment sales to external customers increased 15.1 percent to $581.2 million for the first quarter of fiscal 2013 compared to the prior year first quarter. The increase was principally the result of higher telehandler volumes in North America, the realization of previously announced price increases and improved aftermarket sales. Including intersegment sales, access equipment segment sales decreased 7.4 percent for the first quarter of fiscal 2013 compared with the prior year quarter when the segment produced $122.6 million of components for MRAP All-Terrain Vehicles (M-ATVs) for the Company’s defense segment.

In the first quarter of fiscal 2013, access equipment segment operating income more than tripled to $48.9 million, or 8.4 percent of sales, compared to prior year first quarter operating income of $13.1 million, or 2.1 percent of sales. The increase in operating income was primarily the result of higher sales volume to external customers and the realization of previously announced price increases.

Defense – Defense segment sales decreased 21.1 percent to $828.7 million for the first quarter of fiscal 2013 compared with the prior year first quarter. The decrease in sales was primarily due to expected lower M-ATV and related aftermarket parts shipments, offset in part by higher Family of Heavy Tactical Vehicles and Family of Medium Tactical Vehicles unit sales.

In the first quarter of fiscal 2013, defense segment operating income decreased 34.1 percent to $60.9 million, or 7.4 percent of sales, compared to prior year first quarter operating income of $92.4 million, or 8.8 percent of sales. The decrease in operating income was largely due to lower sales volumes, offset in part by favorable adjustments on the definitization of domestic contracts and warranty matters.

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Oshkosh Corporation Reports Results for Fiscal 2013 First Quarter

January 25, 2013

Fire & Emergency – Fire & emergency segment sales for the first quarter of fiscal 2013 increased 20.7 percent to $193.3 million compared to the prior year quarter. The increase in sales primarily reflected higher unit volumes at all business units in the segment as the segment benefited from the timing of international deliveries and improved product mix.

The fire & emergency segment reported operating income of $5.8 million, or 3.0 percent of sales, for the first quarter of fiscal 2013 compared to an operating loss of $9.9 million, or 6.2 percent of sales, in the prior year quarter. Operating results for the first quarter of fiscal 2013 were positively impacted by higher sales volume, the elimination of inefficiencies incurred in the prior year quarter related to the transition of ambulance production to the Company’s facilities in Florida and improved price realization.

Commercial – Commercial segment sales increased 3.3 percent to $177.3 million in the first quarter of fiscal 2013 compared to the prior year quarter. The increase in sales was primarily attributable to higher concrete placement products volume as a result of increased demand in the concrete mixer market and improved aftermarket parts & service sales, offset in part by lower chassis volume.

In the first quarter of fiscal 2013, commercial segment operating income increased 16.2 percent to $8.0 million, or 4.5 percent of sales, compared to $6.9 million, or 4.0 percent of sales, in the prior year quarter. The increase in operating income was primarily a result of higher sales volume.

Corporate – Corporate operating expenses increased $15.6 million to $42.7 million for the first quarter of fiscal 2013 compared to the prior year quarter. Results for the first quarter of fiscal 2013 included pre-tax costs of $16.3 million incurred in connection with a tender offer for the Company’s common stock and threatened proxy contest. Results for the first quarter of fiscal 2012 included pre-tax costs of $2.8 million incurred in connection with a proxy contest. Excluding tender offer and proxy contest costs, adjusted corporate operating expenses increased $2.1 million to $26.4 million for the first quarter of fiscal 2013 compared to the prior year quarter. The increase in adjusted corporate expenses in the first quarter of fiscal 2013 compared to the first quarter of fiscal 2012 was related to higher share-based compensation costs.

Interest Expense Net of Interest Income – Interest expense net of interest income decreased $5.8 million to $14.2 million in the first quarter of fiscal 2013 compared to the prior year quarter. The decrease was largely due to the expiration of the Company’s interest rate swap in the first quarter of fiscal 2012. First quarter fiscal 2012 interest expense included $2.2 million of expense related to the Company’s interest rate swap. In addition, in the first quarter of fiscal 2013, the Company recognized $2.3 million of interest income upon receipt of payment on a note receivable.

Provision for Income Taxes – The Company recorded income tax expense of $21.0 million in the first quarter of fiscal 2013, or 31.5 percent of pre-tax income, compared to 22.3 percent of pre-tax income in the prior year quarter. Excluding discrete items, the Company’s effective tax rate was 34.3 percent in the first quarter of fiscal 2013 compared to 35.7 percent in the prior year quarter.

Share Repurchases – During the first quarter of fiscal 2013, the Company repurchased 4,250,072 shares of its common stock at an aggregate cost of $125.1 million. The Company is targeting to spend an additional $175 million to repurchase shares over the next 9 to 15 months.

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Oshkosh Corporation Reports Results for Fiscal 2013 First Quarter

January 25, 2013

Fiscal 2013 Expectations

As a result of its strong first fiscal quarter results, its outlook for the remainder of the year, the impact of share repurchases to date and benefits associated with the reinstatement of the U.S. research and development tax credit, the Company is increasing its outlook range for full-year fiscal 2013 adjusted earnings from continuing operations to $2.80 - $3.05 per share. This estimate excludes $0.09 per share incurred in the first quarter of fiscal 2013 as well as any future potential costs related to the tender offer for the Company’s common stock and threatened proxy contest, restructuring costs and discrete tax items.

Conference Call

The Company will comment on its fiscal 2013 first quarter earnings and its full-year fiscal 2013 outlook during a conference call at 9:00 a.m. EST this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EST this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP) in the United States of America. The Company is presenting various operating results, such as operating income, income from continuing operations and earnings per share from continuing operations, both on a reported basis and on a basis excluding items that affect comparability of operating results. When the Company uses operating results such as operating income, income from continuing operations and earnings per share from continuing operations, excluding items, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors to allow a more accurate comparison of the Company’s operating performance to prior year results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended
	December 31,
	2012	2011
Access equipment segment
Non-GAAP operating income	$48.9	$12.6
Restructuring-related benefits	-	0.5
GAAP operating income	$48.9	$13.1

Defense segment
Non-GAAP operating income	$61.8	$92.4
Curtailment expense	(0.9)	-
GAAP operating income	$60.9	$92.4

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Oshkosh Corporation Reports Results for Fiscal 2013 First Quarter

January 25, 2013

	Three Months Ended
	December 31,
	2012	2011
Fire & emergency segment
Non-GAAP operating income (loss)	$5.5	$(8.4)
Restructuring-related benefits (charges)	0.3	(1.5)
GAAP operating income (loss)	$5.8	$(9.9)

Corporate
Non-GAAP operating expenses	$(26.4)	$(24.3)
Tender offer and proxy contest costs	(16.3)	(2.8)
GAAP operating expenses	$(42.7)	$(27.1)

Consolidated
Non-GAAP operating income	$97.7	$79.2
Restructuring-related benefits (charges)	0.3	(1.0)
Curtailment expense	(0.9)	-
Tender offer and proxy contest costs	(16.3)	(2.8)
GAAP operating income	$80.8	$75.4

Non-GAAP provision for income taxes	$29.0	$19.2
Income tax benefit associated with pre-tax charges	(6.1)	(1.4)
Discrete tax benefits	(1.9)	(6.7)
GAAP provision for income taxes	$21.0	$11.1

Non-GAAP income from continuing operations attributable to Oshkosh Corporation, net of tax	$55.1	$34.6
Restructuring-related benefits (charges), net of tax	0.2	(0.6)
Curtailment expense, net of tax	(0.6)	-
Tender offer and proxy contest costs, net of tax	(10.4)	(1.8)
Discrete tax benefits	1.9	6.7
GAAP income from continuing operations attributable to Oshkosh Corporation, net of tax	$46.2	$38.9

Non-GAAP earnings per share attributable to Oshkosh Corporation from continuing operations-diluted	$0.60	$0.39
Restructuring-related benefits (charges), net of tax	-	(0.01)
Curtailment expense, net of tax	-	-
Tender offer and proxy contest costs, net of tax	(0.11)	(0.02)
Discrete tax benefits	0.02	0.07
GAAP earnings per share attributable to Oshkosh Corporation from continuing operations-diluted	$0.51	$0.43

	Fiscal 2013 Expectations
	Low	High
Non-GAAP earnings per share attributable to Oshkosh Corporation from continuing operations-diluted	$2.80	$3.05
Tender offer and proxy contest costs, net of tax	(0.11)	(0.11)
Discrete tax benefits	0.02	0.02
GAAP earnings per share attributable to Oshkosh Corporation from continuing operations-diluted	$2.71	$2.96

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Oshkosh Corporation Reports Results for Fiscal 2013 First Quarter

January 25, 2013

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially in the current environment where there are conflicting signs regarding the global economic outlook and the ability of the U.S. government to resolve budgetary and debt issues; the expected level and timing of the U.S. Department of Defense (DoD) procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the ability to comply with laws and regulations applicable to U.S. government contractors; the ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to the Company’s exit from its ambulance business, including the amounts of related costs and charges; risks related to facilities consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; the duration of the ongoing global economic weakness, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; the potential for the U.S. government to competitively bid the Company’s Army and Marine Corps contracts; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; risks related to actions of activist shareholders; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this press release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

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Oshkosh Corporation Reports Results for Fiscal 2013 First Quarter

January 25, 2013

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, commercial, fire & emergency and military vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Medtec®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide in businesses where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2013 First Quarter

January 25, 2013

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions)

	Three Months Ended
	December 31,
	2012	2011

Net sales	$1,761.0	$1,875.7
Cost of sales	1,514.7	1,654.2
Gross income	246.3	221.5

Operating expenses:
Selling, general and administrative	151.1	131.4
Amortization of purchased intangibles	14.4	14.7
Total operating expenses	165.5	146.1
Operating income	80.8	75.4

Other income (expense):
Interest expense	(16.7)	(20.6)
Interest income	2.5	0.6
Miscellaneous, net	0.3	(5.6)
Income from continuing operations before income taxes and equity in earnings of unconsolidated affiliates	66.9	49.8
Provision for income taxes	21.0	11.1
Income from continuing operations before equity in earnings of unconsolidated affiliates	45.9	38.7
Equity in earnings of unconsolidated affiliates	0.6	0.7
Income from continuing operations, net of tax	46.5	39.4
Income (loss) from discontinued operations, net of tax	-	(0.1)
Net income	46.5	39.3
Net income attributable to noncontrolling interest	-	(0.4)
Net income attributable to Oshkosh Corporation	$46.5	$38.9

Amounts available to Oshkosh Corporation common shareholders, net of tax:
Income from continuing operations	$46.5	$39.0
Income allocated to participating securities	(0.3)	(0.1)
Income available to Oshkosh Corporation common shareholders	$46.2	$38.9

Income (loss) from discontinued operations	$-	$(0.1)

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Oshkosh Corporation Reports Results for Fiscal 2013 First Quarter

January 25, 2013

OSHKOSH CORPORATION

EARNINGS (LOSS) PER SHARE

(Unaudited)

	Three Months Ended
	December 31,
	2012	2011

Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-basic:
Continuing operations	$0.51	$0.43
Discontinued operations	-	(0.01)
	$0.51	$0.42

Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-diluted:
Continuing operations	$0.51	$0.43
Discontinued operations	-	(0.01)
	$0.51	$0.42

Basic weighted average shares outstanding	90,303,191	91,186,347
Effect of dilutive stock options and other equity-based compensation awards	878,606	585,278
Diluted weighted average shares outstanding	91,181,797	91,771,625

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Oshkosh Corporation Reports Results for Fiscal 2013 First Quarter

January 25, 2013

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	December 31,	September 30,
	2012	2012
ASSETS
Current assets:
Cash and cash equivalents	$455.7	$540.7
Receivables, net	646.2	1,018.6
Inventories, net	1,056.9	937.5
Deferred income taxes	60.5	69.9
Prepaid income taxes	122.3	98.0
Other current assets	28.6	29.8
Total current assets	2,370.2	2,694.5
Investment in unconsolidated affiliates	19.7	18.8
Property, plant and equipment:
Property, plant and equipment	851.3	856.5
Accumulated depreciation	(493.3)	(486.6)
Property, plant and equipment, net	358.0	369.9
Goodwill	1,038.9	1,033.8
Purchased intangible assets, net	762.0	775.4
Other long-term assets	55.1	55.4
Total assets	$4,603.9	$4,947.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$16.3	$-
Accounts payable	532.6	683.3
Customer advances	481.7	510.4
Payroll-related obligations	87.8	130.1
Accrued warranty	90.5	95.0
Deferred revenue	34.2	113.0
Other current liabilities	193.8	172.7
Total current liabilities	1,436.9	1,704.5
Long-term debt, less current maturities	938.7	955.0
Deferred income taxes	119.9	129.6
Other long-term liabilities	320.5	305.2
Commitments and contingencies
Shareholders’ equity	1,787.9	1,853.5
Total liabilities and shareholders’ equity	$4,603.9	$4,947.8

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Oshkosh Corporation Reports Results for Fiscal 2013 First Quarter

January 25, 2013

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three Months Ended
	December 31,
	2012	2011
Operating activities:
Net income	$46.5	$39.3
Depreciation and amortization	31.4	33.7
Deferred income taxes	(2.5)	0.7
Other non-cash adjustments	0.4	2.1
Changes in operating assets and liabilities	(30.7)	(13.9)
Net cash provided by operating activities	45.1	61.9

Investing activities:
Additions to property, plant and equipment	(8.3)	(14.2)
Additions to equipment held for rental	(1.1)	(3.5)
Proceeds from sale of equipment held for rental	3.5	1.1
Other investing activities	-	2.4
Net cash used by investing activities	(5.9)	(14.2)

Financing activities:
Repayment of long-term debt	-	(40.0)
Repurchases of common stock	(125.1)	-
Other financing activities	0.7	0.1
Net cash used by financing activities	(124.4)	(39.9)

Effect of exchange rate changes on cash	0.2	4.0
Increase (decrease) in cash and cash equivalents	(85.0)	11.8
Cash and cash equivalents at beginning of period	540.7	428.5
Cash and cash equivalents at end of period	$455.7	$440.3

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Oshkosh Corporation Reports Results for Fiscal 2013 First Quarter

January 25, 2013

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended			Three Months Ended
	December 31, 2012			December 31, 2011
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$252.2	$-	$252.2	$252.9	$-	$252.9
Telehandlers	206.9	-	206.9	148.4	-	148.4
Other	122.1	0.1	122.2	103.8	122.6	226.4
Total access equipment	581.2	0.1	581.3	505.1	122.6	627.7

Defense	827.8	0.9	828.7	1,050.2	0.8	1,051.0

Fire & emergency	182.6	10.7	193.3	155.4	4.7	160.1

Commercial
Concrete placement	63.3	-	63.3	46.7	-	46.7
Refuse collection	80.8	-	80.8	95.3	-	95.3
Other	25.3	7.9	33.2	23.0	6.6	29.6
Total commercial	169.4	7.9	177.3	165.0	6.6	171.6
Intersegment eliminations	-	(19.6)	(19.6)	-	(134.7)	(134.7)
Consolidated	$1,761.0	$-	$1,761.0	$1,875.7	$-	$1,875.7

	Three Months Ended
	December 31,
	2012	2011
Operating income (loss):
Access equipment	$48.9	$13.1
Defense	60.9	92.4
Fire & emergency	5.8	(9.9)
Commercial	8.0	6.9
Corporate	(42.7)	(27.1)
Intersegment eliminations	(0.1)	-
Consolidated	$80.8	$75.4

	December 31,
	2012	2011
Period-end backlog:
Access equipment	$767.1	$785.3
Defense	3,138.1	4,258.8
Fire & emergency	479.2	522.6
Commercial	145.9	120.4
Consolidated	$4,530.3	$5,687.1

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